NEWS FOR IMMEDIATE RELEASE

                                                          Traded: NASDAQ/NMS
                                                          Symbol: GSSC

                  Grenada Sunburst System Corporation
                  -----------------------------------
                       Announces Record Earnings
                       -------------------------

     Grenada, MS; October 20, 1994 - James T. Boone, Chairman, President, and CEO of Grenada Sunburst System Corporation, has announced record earnings for the third quarter of 1994.

      Net income was $7.740 million, or $.82 per share, for the three months ended September 30, 1994, an increase of 15% over net income of $6.720 million, or $.71 per share, earned in the third quarter of 1993. These earnings represent a third quarter return on assets (ROA) of 1.23% and a return on equity (ROE) of 16.43%.

      For the nine months ended September 30, 1994, net income was $20.891 million, up 12% over earnings of $18.718 million for the same period of 1993. Earnings per share for the same period were $2.20 in 1994 compared to $1.99 in 1993.

      Total assets for the Corporation were $2.511 billion and shareholders' equity was $188.7 million at September 30, 1994. For the nine months ended September 30, 1994, ROA was 1.13% and ROE was 15.38%.

      Boone stated that the increased earnings were the result of an improved net interest margin, highlighted by an 11% growth in net loan volume, coupled with a continued improvement in asset quality.

      The Company also announced that the fourth quarter cash dividend for 1994 will be $.20 per share. The dividend will be payable on January 2, 1995, to shareholders of record on December 15, 1994.

      Grenada Sunburst System Corporation is a Grenada, Mississippi, based financial services company with principal operations being Sunburst Bank, Louisiana; Sunburst Bank, Mississippi; Sunburst Mortgage Corporation; Sunburst Financial Group, Inc.; Sunburst Trust and Asset Management Group; and Rapid Finance.




                                   -more-

XXX BEGIN PAGE 2 HERE XXX

GSSC Selected Financial Information:

XXX BEGIN TABLE HERE XXX

                                  Three Months Ended       Nine Months Ended
                                    Sept. 30, (1)            Sept. 30, (1)
                                  -------   --------       -------  --------
                                    1994      1993          1994      1993
                                  -------   --------       -------  --------
                                (Dollars in thousands, except per share data)
Income Statement Data
 Net interest income              $28,825    $25,980      $82,583   $74,724
 Provision for losses on loans        990      1,560        2,765     5,500
 Securities gains (losses), net       (44)       170         (145)     (131)
 Other non-interest income          7,710      8,189       22,896    23,084
 Non-interest expense              24,286     22,888       72,381    66,255
 Earnings before accounting
  changes                           7,740      6,720       20,891    17,937
 Accounting changes, net of tax         0          0            0       781
 Net earnings                       7,740      6,720       20,891    18,718

Per Common Share Data
 Earnings before accounting
  changes                             .82        .71         2.20      1.91
 Net earnings                         .82        .71         2.20      1.99
 Cash dividends                       .20        .20          .60       .52
 Book value                                                 19.88     17.84

Profitability Ratios
 Return on average assets
  Earnings before accounting
   changes                           1.23%      1.11%        1.13%     1.04%
  Net earnings                       1.23       1.11         1.13      1.07
 Return on average equity
  Earnings before accounting
   changes                          16.43      15.95        15.38     14.97
  Net earnings                      16.43      15.95        15.38     15.46
 Net interest income
  (tax equivalent) as a
  percentage of average
  earning assets                     5.17       4.83         5.03      4.88






                                             -more-

XXX BEGIN PAGE 3 HERE XXX

XXX BEGIN TABLE HERE XXX
                                                     September 30,
                                           ------------------------------
                                                1994              1993
                                           ------------------------------
                                                (Dollars in thousands)

Asset Quality Data
 Allowance for losses on loans                $32,898           $32,142
 Nonperforming loans                            2,902             6,278
 Nonperforming assets                           6,846            12,992
 Loans 90 days or more past due                 2,591             3,138
 Allowance for losses on loans to loans          1.94%             2.10%
 Nonperforming loans to loans                     .17%              .41%
 Nonperforming assets to loans                    .40%              .85%
 Allowance/nonperforming loans               1,133.63            511.98

Balance Sheet Data (At Period End)
 Total Assets                              $2,510,895        $2,393,800
 Loans, net of unearned income              1,695,765         1,530,709
 Securities
   Amortized cost                             575,761           586,105
   Fair value                                 573,803           609,859
 Total Deposits                             2,222,374         2,164,425
 Long-term debt (2)                            24,355            13,117
 Total shareholders' equity                   188,743           169,350

Capital Ratios
 Equity/assets                                   7.52%             7.07%
 Leverage                                        7.50              6.97


(1) Interim period ratios are annualized
(2) Subsidiary banks' long-term debt (primarily Federal Home Loan Bank advances)



For More Information:

Dan Holland
Chief Financial Officer
P. O. Box 947
Grenada, MS  38902
601-226-1100





                                            -30-